EXHIBIT 99.1

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COCA-COLA ENTERPRISES, INC.
PROVIDES BUSINESS UPDATE AND 2016 GUIDANCE

•
CCE affirms full-year guidance for 2015, including comparable and currency-neutral diluted earnings per share growth at the upper end of the range of 6 percent to 8 percent, with slightly positive operating income growth and now expects slightly negative net sales growth.

•	CCE provides full-year guidance for 2016, with growth of comparable and currency-neutral net sales expected to be slightly positive.

ATLANTA, December 16, 2015 - Coca-Cola Enterprises (NYSE/Euronext Paris: CCE) today affirmed full-year 2015 comparable and currency-neutral diluted earnings per share growth at the upper end of a range of 6 percent to 8 percent.
“While we anticipated managing through a difficult operating environment in 2015, the consumer sector and the category have been softer than originally expected,” said John F. Brock, chairman and chief executive officer. “Further, we expect these conditions to continue to impact CCE’s results into 2016.

“Given this operating environment, it is essential that we continue to manage each element of our business effectively, execute our plans efficiently, and remain focused on our most important objective - creating increased value for our shareowners.
“While the creation of Coca-Cola European Partners will provide new synergies and efficiencies, topline growth is expected to remain challenging in 2016,” Mr. Brock said. “Our teams are aware of these challenges and are working diligently to ensure that we will have the right organization and business plans in place to deliver meaningful value growth for each stakeholder, and importantly, for our shareowners.”
CCE 2015 OUTLOOK
For 2015, CCE continues to expect diluted earnings per share to grow at the upper end of the range of 6 percent to 8 percent on a comparable and currency-neutral basis. Based on recent rates, currency translation would negatively impact full-year 2015 diluted earnings per share by approximately 18 percent.
Operating income is expected to achieve slightly positive growth, while net sales growth is now expected to be slightly negative, both on a comparable and currency-neutral basis.
The company expects 2015 free cash flow in a range of $600 million to $650 million including the expected negative impact of currency translation and excluding expected cash costs of $25 million to $30 million related to the Coca-Cola European Partners (“CCEP”) transaction. Capital expenditures are expected to be less than $325 million after including the impact of currency translation. Weighted average cost of debt is expected to be approximately 3 percent, and the comparable effective tax rate for 2015 is expected to be approximately 27 percent.
CCE 2016 OUTLOOK
CCE expects 2016 comparable and currency-neutral net sales to be up slightly. For the first-quarter 2016, given expense timing and one fewer selling day, CCE expects comparable and currency-neutral operating income and diluted earnings per share growth to be down slightly. Based on recent rates, currency translation would negatively impact first-quarter 2016 diluted earnings per share by just over 5 percent.
The company expects 2016 free cash flow in a range of $500 million to $550 million after expected CCEP transaction cash costs of $75 million to $100 million. Capital expenditures are expected to be approximately $325 million. Weighted-average cost of debt is expected to be approximately 3 percent, and the comparable effective tax rate for 2016 is expected to be between 26 percent and 28 percent. Given the pending transaction, CCE does not expect to repurchase shares in 2016.
About CCE
    Coca-Cola Enterprises, Inc. is the leading Western European marketer, producer, and distributor of nonalcoholic ready-to-drink beverages and one of the world’s largest independent Coca-Cola bottlers. CCE is the sole licensed bottler for products of The Coca-Cola Company in Belgium, continental France, Great Britain, Luxembourg, Monaco, the Netherlands, Norway, and Sweden. CCE operates with a local focus and has 17 manufacturing sites across Europe, where the company manufactures nearly 90 percent of its products in the markets in which they are consumed. Sustainability is core to CCE’s business, and the company has been recognized by leading organizations in North America and Europe for its progress in water use reduction, carbon footprint reduction, and recycling initiatives. For more information about CCE, please visit www.cokecce.com and follow the company on Twitter at @cokecce.

Forward-Looking Statements

Included in this news release are forward-looking management comments and other statements that reflect management’s current outlook for future periods. As always, these expectations are based on currently available competitive, financial, and economic data along with our current operating plans and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. The forward-looking statements in this news release should be read in conjunction with the risks and uncertainties discussed in our filings with the Securities and Exchange Commission (“SEC”), including our most recent Form 10-K and other SEC filings.

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